 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Vericimetry U.S. Small Cap Value Fund, a series of shares of beneficial interest in Vericimetry Funds and to the use of our report dated November 29, 2022 on the financial statements and financial highlights of Vericimetry U.S. Small Cap Value Fund. Such financial statements and financial highlights appear in the September 30, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 26, 2023